Exhibit 99.1
The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

GENLYTE ANNOUNCES RECORD SECOND QUARTER SALES AND EARNINGS

Louisville, KY, July 31, 2006. The Genlyte Group Incorporated (NASDAQ: GLYT) today announced record second quarter net sales of $366.1 million, an increase of 15.8% compared to $316.2 million in the second quarter of 2005. The Company also reported record second quarter earnings per share of $1.24, a 63.2% increase over the $0.76 reported for the second quarter of 2005. Second quarter net income increased 66.6% to $35.9 million compared to $21.5 million reported for the second quarter of 2005.

Second quarter income before income taxes includes a $7.2 million foreign currency exchange gain related to the return of capital from Canada which was used for acquisitions. The $7.2 million gain was previously recognized through the currency translation adjustment (CTA) section of accumulated other comprehensive income, which is part of stockholder’s equity. The distribution to the U.S. triggered a permanent recognition of the related CTA gain into pre-tax income. Second quarter results also include the sales of $15.8 million and operating profit of $2.3 million from the May 22, 2006 acquisition of the JJI Lighting Group, Inc. (“JJI”).

Year-to-date earnings per share of $2.94 and net income of $84.5 million were up 110.0% and 113.7%, respectively, from 2005. Sales during the six-month period increased 12.6% to $695.3 million from $617.6 million. Our second quarter year-to-date net income and earnings per share results were significantly impacted by the foreign currency exchange gain mentioned above, as well as the $24.7 million tax provision benefit related to the January 2006 change in corporate tax structure of Genlyte Thomas Group from partnership status to corporate status.

Chairman, President and CEO Larry Powers said, “We are pleased to report second quarter increases in both sales and earnings. Our focus on higher margin product lines and the price increases helped us achieve higher sales and gross margins for the second quarter.

“Residential, commercial, HID and outdoor lighting sales improved somewhat from last year. We believe residential construction is starting to slow down; however, since lighting tends to lag overall construction project spending, our residential business continued to grow this quarter. Our core commercial business is participating in the commercial construction cyclical recovery that began earlier this year and should continue for the next two years.

“We are pleased with the second quarter gross margin increase to 39.4% compared to 37.3% last year. The operating profit margin increased during the second quarter to 14.0% from 12.0%. These margin increases are primarily attributed to the effective price increases, increases in volume, and the benefit of mix from selling higher value added products. Total order input during the quarter increased 20% over last year. Backlog is 56% above prior year, partially due to the recent JJI acquisition and the spike in orders placed in advance of the recent price increase.

“We continue to see cumulative year-over-year cost increases in freight, ballasts, steel, aluminum, zinc, audit fees, and interest rates. Many of our input material price agreements were renegotiated during the second quarter and the cumulative effect of cost increases from the last twelve months is a concern. We are encouraged by improvement in the operating profit margin percentage, although higher costs remain a challenge. Key concerns in the near future are transportation and energy costs, interest rates and the uncertainty regarding continued growth of the U.S. economy. We believe the commercial construction markets will grow in 2006; however, unexpected economic changes could alter expectations. Our short-term plan is to control expenses and provide outstanding service, while adding innovative new products.”

Vice President and Chief Financial Officer Bill Ferko stated, “During the quarter cash flow from operations less plant and equipment investments provided $16.3 million compared to the same quarter last year when we generated $13.9 million. Working capital decreased during the second quarter by $6.0 million to $173.4 million.

“Our balance sheet remains very strong. We closed the second quarter with cash and short-term investments of $40.2 million and debt of $222.6 million, or a net debt position of $182.4 million, compared to second quarter 2005 net debt of $177.2 million, and $70.7 million at the end of 2005. Our net debt increased by only $5.2 million compared to prior year even though we recently paid $121.1 million to acquire JJI.”

To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company has presented a table of adjusted operating results, which includes non-GAAP financial information. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items of operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. The non-GAAP financial information included in this news release has been reconciled to the nearest GAAP measure.

Live audio of Genlyte’s conference call with securities analysts, scheduled for 11:00 a.m. EDT on July 31, 2006, can be accessed from the investor relations section of Genlyte’s website http://www.genlyte.com or from http://www.visualwebcaster.com/event.asp?id=34698. An audio replay of the call will be available for 90 days.

The Genlyte Group Incorporated (NASDAQ: GLYT) is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte sells lighting and lighting accessory products under the major brand names of Canlyte, Capri/Omega, Chloride Systems, Crescent, Day-Brite, Gardco, Hadco, JJI Lighting Group, Ledalite, Lightolier, Lightolier Controls, Lumec, Shakespeare Composite Structures, Strand, Stonco, Thomas Lighting, Vari-Lite, and Wide-Lite.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” “forecasts,” or similar expressions. Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity, energy, and transportation costs, slowing of the overall economy, slowing of construction activity, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, the timing and magnitude of capital expenditures, the operating results of recent acquisitions, as well as other risks discussed in the Company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.

The table below presents a comparison of condensed consolidated statements of income (unaudited and preliminary) for the three months and six months ended July 1, 2006 and July 2, 2005, as well as adjusted net income and the impact of the adjustments on earnings per share for the one-time foreign currency exchange gain and the tax provision benefit.

	For the three months ended
	July 1, 2006	July 2, 2005	% Change

Net Sales	$366,094	$316,238	15.8%

Operating Profit	$51,253	$37,859	35.4%

Net Income	$35,877	$21,538	66.6%

E.P.S. (1)	$1.24	$0.76	63.2%

Average Shares Outstanding (1)	28,830	28,379	1.6%

Foreign Currency Exchange Gain (after tax) (2)	$4,400	$-	100.0%

Adjusted Net Income	$31,477	$21,538	46.1%

Impact of adjustment on E.P.S.	$0.15	$-	100.0%

	For the six months ended
	July 1, 2006	July 2, 2005	% Change

Net Sales	$695,268	$617,599	12.6%

Operating Profit	$94,830	$69,694	36.1%

Net Income	$84,504	$39,544	113.7%

E.P.S. (1)	$2.94	$1.40	110.0%

Average Shares Outstanding (1)	28,723	28,292	1.5%

Foreign Currency Exchange Gain (after tax) (2)	$4,400	$-	100.0%

Tax Provision Benefit (2)	$24,715	$-	100.0%

Adjusted Net Income	$55,389	$39,544	40.1%

Impact of adjustments on E.P.S.	$1.01	$-	100.0%

(1) Fully diluted, and adjusted for the May 23, 2005 two-for-one stock split.
(2) The one-time foreign currency exchange gain and the tax provision benefit relating to the change in corporate tax structuring of GTG are provided to present 2006 results on a more comparable basis with 2005.

The foregoing unaudited figures have been approved by the management of The Genlyte Group Incorporated for official release on the date indicated.

THE GENLYTE GROUP INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND SIX MONTHS ENDED JULY 1, 2006 AND JULY 2, 2005
(Amounts in thousands, except earnings per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales	$366,094	$316,238	$695,268	$617,599
Cost of sales	221,869	198,326	425,053	390,421
Gross profit	144,225	117,912	270,215	227,178
Selling and administrative expenses	91,819	79,452	173,607	156,282
Amortization of intangible assets	1,153	601	1,778	1,202
Operating profit	51,253	37,859	94,830	69,694
Interest expense, net	1,689	2,381	2,808	4,763
Foreign currency gain on investment	(7,184)	-	(7,184)	-
Minority interest	-	32	-	1
Income before income taxes	56,748	35,446	99,206	64,930
Income tax provision	20,871	13,908	14,702	25,386
Net income	$35,877	$21,538	$84,504	$39,544

Earnings per share:
Basic	$1.27	$0.78	$3.01	$1.43
Diluted	$1.24	$0.76	$2.94	$1.40

Weighted average number of shares outstanding:
Basic	28,152	27,757	28,057	27,681
Diluted	28,830	28,379	28,723	28,292

THE GENLYTE GROUP INCORPORATED
CONSOLIDATED BALANCE SHEETS
AS OF JULY 1, 2006 AND DECEMBER 31, 2005
(Amounts in thousands)
(Unaudited and Preliminary)

	July 1,	December 31,
	2006	2005
Assets:
Current Assets:
Cash and cash equivalents	$40,242	$78,042
Short-term investments	-	17,667
Accounts receivable, less allowances for doubtful accounts of
$6,981 and $6,017 as of July 1, 2006 and December 31, 2005, respectively	237,410	186,691
Inventories	189,166	152,573
Deferred income taxes and other current assets	34,997	13,459
Total current assets	501,815	448,432
Property, plant and equipment, at cost	470,339	446,236
Less: accumulated depreciation and amortization	297,311	280,159
Net property, plant and equipment	173,028	166,077
Goodwill	342,029	257,233
Other intangible assets, net of accumulated amortization	139,780	112,639
Other assets	14,609	5,525
Total Assets	$1,171,261	$989,906

Liabilities & Stockholders' Equity:
Current Liabilities:
Short-term debt	$95,352	$80,140
Current maturities of long-term debt	119	156
Accounts payable	134,346	115,678
Accrued expenses	98,572	101,192
Total current liabilities	328,389	297,166
Long-term debt	127,111	86,076
Deferred income taxes	40,761	35,016
Other long-term liabilities	38,621	26,036
Total liabilities	534,882	444,294
Stockholders' Equity:
Common stock	282	280
Additional paid-in capital	71,895	64,207
Retained earnings	542,023	457,517
Accumulated other comprehensive income	22,179	23,608
Total stockholders' equity	636,379	545,612
Total Liabilities & Stockholders' Equity	$1,171,261	$989,906

THE GENLYTE GROUP INCORPORATED
SELECTED SEGMENT DATA
FOR THE THREE MONTHS AND SIX MONTHS ENDED JULY 1, 2006 AND JULY 2, 2005
(Amounts in thousands)
(Unaudited and Preliminary)

	Three Months Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales:
Commercial segment	$269,137	$232,249	$511,404	$455,997
Residential segment	48,122	45,438	92,942	87,012
Industrial & other segment	48,835	38,551	90,922	74,590

Total net sales	$366,094	$316,238	$695,268	$617,599

Operating profit:
Commercial segment	$36,491	$26,926	$67,388	$49,136
Residential segment	9,005	7,080	16,728	13,272
Industrial & other segment	5,757	3,853	10,714	7,286

Total operating profit	$51,253	$37,859	$94,830	$69,694